EXHIBIT 10.3

EMPLOYMENT AGREEMENT

between

FANNIE MAE

and

JAMIE S. GORELICK

INCLUDING ALL
AMENDMENTS TO DATE

TABLE OF CONTENTS

A.	EMPLOYMENT TERM		2
	1.	Term and Duties	2
	2.	Annual Salary; Certain Reimbursements and Fringe Benefits	3
	3.	Employee’s Rights Under Certain Plans	5
	4.	Termination Without Cause, Termination or Resignation Upon a Change of Control or Failure to Extend	15
	5.	Termination by Employee; Breach by Employee	19
	6.	Resignation as Board Member	23
B.	DISABILITY		23
	7.	Disability	23
C.	DEATH		25
	8.	Death	25
D.	MISCELLANEOUS		28
	9.	Assignment by Employee	28
	10.	Funding Prohibitions	28
	11.	Disclosure of Information to the Corporation	29
	12.	Nondisclosure of Confidential Information	29
	13.	Waiver	30
	14.	Notice	31
	15.	Applicable Law	31

16.	Taxes	32
17.	Benefit	32
18.	Entire Agreement	32
19.	Interpretation	32
20.	Severability	33

- ii -

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, effective as of the 1st day of May, 1997, is by and between FANNIE MAE (the “Corporation”) and JAMIE S. GORELICK (“Employee”).

WITNESSETH THAT:

     WHEREAS, the Corporation desires to employ Employee as Vice Chair of the Board and Employee desires to serve in such capacity;

     WHEREAS, the Corporation and Employee desire to set forth the terms and conditions of such employment; and

     WHEREAS, the Board of Directors of the Corporation (the “Board”) duly approved and authorized the terms of this Agreement for and on behalf of the Corporation at a meeting held on May 7, 1997, at which meeting a quorum was present, and the Board authorized the Chairman of the Board to finalize and enter into this Agreement with Employee on behalf of the Corporation;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

A.      EMPLOYMENT TERM

1.	Term and Duties

     (a)     The Corporation hereby agrees to employ Employee, and Employee hereby agrees to serve, as Vice Chair-Designate and Vice Chair of the Board of the Corporation, upon the terms and conditions herein contained, for a term commencing on May 1, 1997 (the “Effective Date”) and, subject to the terms hereof, terminating on April 30, 2003 (the “Termination Date”). As used in this Agreement, “Employment Term” shall mean the period from the Effective Date until the Termination Date, plus any extension of such period pursuant to the written agreement of the parties.

     (b)     The Corporation hereby agrees that, as of May 7, 1997, Employee shall become a member of the Board and shall be reappointed as a member of the Board immediately following the annual meeting of the stockholders in 1997. During the Employment Term (including any extension thereof), Employee shall be nominated for election to the Board, and shall be identified as a nominee recommended for election by the Board, at each annual meeting of the stockholders of the Corporation, beginning with the annual meeting held in 1998.

     (c)       Employee shall perform such duties for the Corporation as may be determined from time to time by the Chairman of the Board, provided that such duties are reasonable and customary for a corporate vice chair.

     (d)     The Corporation and Employee acknowledge that the Employment Term may be extended for an additional period by mutual written agreement entered into at any time prior to the expiration of the Employment Term.

2.	Annual Salary; Certain Reimbursements and Fringe Benefits

     (a)     Commencing on the Effective Date and, subject to Paragraphs 4, 5, 7 and 8 below, during the remainder of the Employment Term, the Corporation shall pay to Employee an annual base salary of not less than $567,000 (such amount being prorated for 1997), payable in equal biweekly installments on the same dates the other senior officers of the Corporation are paid. Employee’s annual base salary payable pursuant to this Paragraph 2 (including any increases in such salary approved by the Board pursuant to this Paragraph 2) is hereinafter referred to as “Employee’s Basic Compensation.”

     (b)     The Board shall, from time to time, review Employee’s Basic Compensation and may increase (but in no event decrease) such compensation for any year after 1998 by such amounts as the Board deems proper. The criteria that the Board may take into consideration in providing for any such increases are the recommendation of the Chairman of the Board, the base compensation payable to vice chairs and other comparable officers of comparable financial institutions and corporations, Employee’s ability and performance, any increases in the responsibilities assumed by Employee, the success achieved by the Corporation, any increase or change in the volume, character or variety of the business of the Corporation, increases in the cost of living and any other criteria the Board may deem relevant.

     (c)     The Corporation shall reimburse Employee for actual expenses incurred by Employee while Employee is employed under this Agreement or any successor agreement in obtaining tax and investment assistance and advice; provided, however, that in no event shall the Corporation be obligated to reimburse Employee under this Paragraph 2(c) for more than $25,000 for expenses incurred in any calendar year.

     (d)     The Corporation shall provide Employee with access to a car and driver for transportation relating to business purposes while Employee is employed under this

Agreement or any successor agreement on the same terms as the other members of the Office of the Chairman.

3.	Employee’s Rights Under Certain Plans

     (a)     Executive Pension Plan. The Corporation hereby designates Employee as a participant in the Executive Pension Plan of the Federal National Mortgage Association (the “Executive Pension Plan”) with a Pension Goal at all times equal to no less than 50% of her High-Three Total Compensation (as such terms are defined in the Executive Pension Plan), as of the Effective Date. The Corporation may amend the Executive Pension Plan from time to time; provided, however, that no such amendment shall adversely modify the vesting schedule or decrease Employee’s Pension Goal or the vested benefits to which Employee or her surviving spouse, if any, would have been entitled under such plan as in effect on the date hereof or, if benefits are improved, as of the date of such improvement.

     (b)       Stock Options. The Corporation shall grant to Employee, as of May 7, 1997, a Nonqualified Stock Option (the “Option”), pursuant to the Federal National Mortgage Association Stock Compensation Plan of 1993 (the “1993 Stock Compensation Plan”), to purchase 42,100 shares of common stock of the Corporation (the “Stock”) for a price equal to the Fair Market Value (as defined in such plan) of the Stock on the date of such grant. The Option shall expire on May 7, 2007 and shall become exercisable with respect to 25% of the Stock covered thereby on May 7, of each of 1998, 1999, 2000 and 2001; provided, in each case, that Employee is still employed by the Corporation on such date. Notwithstanding the foregoing or any provision of the 1993 Stock Compensation Plan to the contrary, in the event that (i) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (ii) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (iii) the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement, (iv) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below or (v) Employee dies while employed under this Agreement or any successor agreement, Employee (or, in the case of serious illness, disability or death, the person or persons to whom Employee’s rights under the Option pass by will or applicable law or, if no such person has such rights, Employee’s executors or administrators) shall be entitled to exercise the Option with respect to 100% of the Stock covered thereby until May 7, 2007.

     (c)     Annual Incentive Plan. Employee’s Maximum Potential Award (as defined in the Federal National Mortgage Association Annual Incentive Plan (the “Annual Incentive Plan”)) for each year during the Employment Term shall be 112.5% of Employee’s Basic Compensation. The amount to be paid with respect to such award for each such year shall be determined by the extent to which any Corporate Goals (as defined in the Annual Incentive Plan) are attained. Employee shall be entitled to participate in the Annual Incentive Plan for 1997 on a pro rata basis. Notwithstanding any provision of the Annual Incentive Plan to the contrary, the following provisions shall apply to Employee:

(i)	In the event that (x) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (y) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below) or (z) Employee is terminated by reason of serious illness, disability pursuant to Paragraph 7(a) below, or death, the

Corporation shall pay to Employee at the time of payment of awards to other participants in the Plan (A) the amount of any bonus earned by and payable to Employee pursuant to the Annual Incentive Plan for a completed calendar year (with the period May 1-December 31, 1997 being considered a completed calendar year for such purposes) but not yet paid by the Corporation for such year and (B) an award calculated assuming 100% attainment of the target corporate goal specified by the Board for the Annual Incentive Plan for the year in which such termination or resignation occurred.

(ii)	In the event that the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement, the Corporation shall pay to Employee the amount of any bonus earned by and payable to Employee pursuant to the Annual Incentive Plan for a completed calendar year (with the period May 1-December 31, 1997 being considered a completed calendar year for such purposes) but not yet paid by the Corporation for such year.

     (d)     Restricted Stock. The Corporation shall grant to Employee, as of May 7, 1997, 25,000 shares of Restricted Common Stock (“Restricted Stock”) pursuant to the 1993 Stock Compensation Plan. Twenty percent (20%) of such shares of Restricted Stock shall vest, and the Restricted Period applicable to such shares shall end, on May 7 in each of 1998, 1999, 2000, 2001 and 2002; provided, in each case, that Employee is still employed by the Corporation under this Agreement or any successor agreement on such date. Notwithstanding the foregoing or any provision of the 1993 Stock Compensation Plan to the contrary, the following provisions shall apply to Employee:

(i)	In the event that (w) Employee is terminated without Cause pursuant to Paragraph 4(a) below, (x) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (y) the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement or (z) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below, Employee’s rights with respect to (A) shares of Restricted Stock awarded on May 7, 1997 shall become immediately vested and the Restricted Period applicable to all such shares shall end in accordance with the terms of the 1993 Stock Compensation Plan and (B) shares of Restricted Stock awarded after May 7, 1997 shall continue to vest and the Restricted Period applicable to such shares shall end in accordance with the schedule included in each such grant through the end of the Employment Term.

(ii)	In the event that Employee dies while employed under this Agreement or any successor agreement, Employee’s rights with respect to all shares of Restricted Stock shall become immediately vested and the Restricted Period applicable to such shares shall end in accordance with the terms of the 1993 Stock Compensation Plan.

     (e)     Performance Shares. The Corporation shall grant to Employee, as of May 7, 1997, Performance Shares pursuant to the 1993 Stock Compensation Plan for the 1995-1997, 1996-1998 and 1997-1999 Award Periods (as defined in the 1993 Stock Compensation Plan) in amounts equal to 8,756, 15,522 and 16,084 Performance Shares, respectively. This represents an award of (x) 39,400 Performance Shares for the 1995-1997 Award Period prorated to reflect Employee’s employment by the Corporation for a maximum of eight (8) months of such three-year Award Period, (y) 27,940 Performance Shares for the 1996-1998 Award Period prorated to reflect Employee’s employment by the Corporation for a maximum of twenty (20) months of such three-year Award Period and (z) 18,045 Performance Shares for the 1997-1999 Award Period prorated to reflect Employee’s employment for a maximum of thirty-two (32) months of such three-year Award Period. If grants are made to other Participants for future Award Periods, Employee shall likewise be awarded a grant for each such future Award Period. Notwithstanding any provision of the 1993 Stock Compensation Plan to the contrary, the following provisions shall apply to Employee:

(i)	In the event that (w) Employee is terminated without Cause pursuant to Paragraph 4(a)

below, (x) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below), (y) the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement or (z) Employee is terminated by reason of serious illness or disability pursuant to Paragraph 7(a) below, the Corporation shall pay to Employee, after the end of each such Award Period, Actual Awards with respect to Performance Shares previously awarded for each Award Period of the Performance Share Plan in which Employee has completed at least 18 months of service, in each case on a pro rata basis reflecting Employee’s completed months of service in the Award Period, based on the actual achievement of Program Targets for the Award Period and using as the Valuation Date (as defined in the 1993 Stock Compensation Plan) (A) in the case of a termination upon a Change in Control, the date of such Change in Control, and (B) in the case of a termination without Cause, the failure of the Corporation to extend the Employment Term or a termination because of serious illness or disability, the last day of the Award Period.

(ii)	In the event that Employee dies while employed under this Agreement or any successor agreement, the Corporation shall pay to Employee’s designated beneficiary or, if none, Employee’s estate as soon as is practicable after the date of Employee’s death, Actual Awards with respect to Performance Shares previously awarded for (x) the 1996-1998 Award Period, if Employee’s death occurred after April 30, 1998, and (y) each other Award Period of the Performance Share Plan in which Employee has completed at least 18 months of service, in each case on a pro rata basis reflecting Employee’s completed months of service in the Award Period, based on the Board’s determination of the likelihood of the

Corporation’s achievement of Program Targets for the Award Period and using the date of death as the Valuation Date (as defined in the 1993 Stock Compensation Plan).

     (f)     General Rights Under Benefit Plans. Nothing contained herein is intended to or shall be deemed to affect adversely any of Employee’s rights as a participant under any long- or short-term bonus, stock option, restricted stock or other executive compensation plans, or under any program of perquisites or disability, retirement, stock purchase, retirement savings, health, medical, life insurance, or similar plans of the Corporation now or hereafter in effect. Employee shall at all times during the Employment Term be entitled to participate in all long- or short-term bonus, stock option, restricted stock, and other executive compensation plans, and in all perquisite programs and disability, retirement stock purchase, thrift and savings, health, medical, life insurance, and similar plans of the Corporation which are from time to time in effect and in which other senior officers of the Corporation generally are entitled to participate. Except as otherwise provided in this Agreement, Employee’s participation in such plans and programs shall be in accordance with the provisions of such plans and programs applicable from time to time, it being the intent of the parties hereto that nothing in this Agreement shall decrease the rights and benefits of Employee under any such plans and programs as may be in effect from time to time. Except as specifically set forth in this Agreement, or as specifically permitted by the terms of any such plan or program, no right or benefit under any such plan or program shall become vested or exercisable after the termination of Employee’s employment by the Corporation. If for any reason any benefits payable pursuant to this Agreement cannot be paid under the Corporation’s employee benefit or executive compensation plans, such payments shall be made out of the general assets of the Corporation.

4.	Termination Without Cause, Termination or Resignation Upon a Change of Control or Failure to Extend

     (a)     Notwithstanding any other provision hereunder, the Corporation shall have the right to terminate Employee’s employment hereunder without Cause (as defined in Paragraph 5(b) below) at any time for any reason in its sole discretion on not less than ninety (90) days’ prior written notice to Employee. In the event that (i) the Corporation terminates Employee’s employment pursuant to the immediately preceding sentence, (ii) Employee is terminated or resigns within six (6) months following a Change of Control (as defined in Paragraph 4(d) below) or (iii) the Employment Term expires because of the failure of the Corporation to extend this Agreement or any successor agreement, the Corporation shall, subject to Paragraph 4(b) below, continue to pay Employee’s Basic Compensation to Employee at the rate in effect at the time of such termination, resignation or expiration until the later of (A) the expiration of the Employment Term or (B) one year following the date of such termination or resignation or notification to Employee of such failure to extend. Employee shall, subject to Paragraph 4(b) below, continue to participate in all Employee Welfare Benefit Plans (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder) maintained by the Corporation during the remainder of the Employment Term or until such later date as may be expressly provided under the terms of any such plan.

     (b)     Following a termination or resignation pursuant to Paragraph 4(a) above or the expiration of the Employment Term because of the failure of the Corporation to extend this Agreement or any successor agreement, Employee shall have the duty, commencing on the date six (6) months after the date of such termination, resignation or expiration, to seek other employment or to become self-employed; provided, however, that Employee shall not be required to accept other employment or to become self-employed in any position not at least substantially equivalent (in terms of importance, dignity and responsibilities) to her position as Vice Chair pursuant to this Agreement. Any income received from such employment (including self-employment but excluding service on boards of directors) after such six-month period shall reduce, on a dollar-for-dollar basis (but not below zero), the Corporation’s obligation to pay Employee’s Basic Compensation. Any employee benefits received by Employee in consideration of such employment after such six (6) month period shall relieve the Corporation of its obligation to provide comparable benefits hereunder to the extent of the benefits so received; provided, however, that Employee’s retirement benefit, if any, pursuant to Paragraph 3(a) above shall not be reduced on account of any such income or benefits received from such employment.

     (c)     If at any time during the Employment Term, there is a material reduction of Employee’s authority as Vice Chair or any material change in Employee’s functions, duties or responsibilities which would in any material way cause Employee’s position to become less important, with the understanding that a change in the functions reporting to her is not per se material, or if the Corporation shall require Employee to relocate outside Washington, D.C., Employee shall have the right, upon not less than ninety (90) days’ written notice to the Corporation, which notice must be given within four calendar months after the event giving rise to said right, to treat such event as a termination by the Corporation of her employment without Cause pursuant to Paragraph 4(a) above for all purposes under this Agreement, and all of the provisions of this Agreement applicable to such a termination without Cause shall be operative with respect to such termination.

     (d)     “Change of Control” shall have occurred if there is a change in the composition of a majority of the Board of Directors elected by the stockholders within twelve (12) months after any “person” (as defined in Sections 3(a)(9)

and 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), as such sections are in effect on the Effective Date) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as such rule is in effect on the Effective Date) of securities representing 25% or more of the combined voting power of the then outstanding securities of the Corporation.

5.	Termination by Employee; Breach by Employee

     (a)     Notwithstanding any other provision hereunder, Employee shall have the right to terminate her employment by the Corporation at any time for any reason in her sole discretion on not less than ninety (90) days’ prior written notice to the Corporation. Upon receipt of any such notice from Employee, the Corporation shall have the option, exercisable by giving Employee written notice within thirty (30) days of such receipt, to designate any date after the date of such notice to Employee and prior to the expiration of the aforesaid notice period as the date on which Employee shall cease to be an officer and employee of the Corporation, and the effective date of termination hereunder shall be any such earlier date so designated by the Corporation. In no event shall the termination of Employee’s employment by the Corporation without Cause pursuant to Paragraph 4(a) above, Employee’s termination or resignation within six (6) months following a Change of Control pursuant to Paragraph 4(a) above or the expiration of the Employment Term because of the failure of the Corporation to extend this Agreement or any successor agreement be deemed to be a termination by Employee pursuant to this Paragraph 5(a).

     (b)     Notwithstanding any other provision hereunder, the Corporation may terminate Employee’s employment hereunder for “Cause,” which shall mean that Employee has materially breached this Agreement by engaging in dishonest or fraudulent actions or willful misconduct or has materially harmed the Corporation by performing her duties in a negligent manner. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless the Corporation shall have provided (i) reasonable notice to Employee setting forth the reasons for the Corporation’s intention to terminate for Cause, (ii) an opportunity for Employee, together with her counsel, to be heard before the Board and (iii) Employee with a notice of termination stating that Employee was guilty of the conduct set forth in this Paragraph 5(b) and specifying the particulars thereof in detail.

     (c)     In the event of a termination pursuant to Paragraph 5(a) or 5(b) above, Employee shall be entitled to all of Employee’s Basic Compensation which has accrued to the date of termination and any benefits or awards (whether of options, stock or other property) which have vested prior to such date. The Corporation shall have no further obligations to Employee.

     (d)     In the event of a termination by Employee pursuant to Paragraph 5(a) above, during the period from the effective date of termination to the earlier of (i) the first anniversary thereof and (ii) the expiration of the Employment Term, Employee shall not, directly or indirectly (x) Compete with the Corporation in the United States, (y) solicit any officer or employee of the Corporation or any of its affiliates to engage in any conduct prohibited hereby for Employee or to terminate any existing relationship with the Corporation or such affiliate or (z) assist any other person to engage in any activity in any manner prohibited hereby to Employee. As used herein, “Compete” shall mean to engage directly or indirectly in any business, or to become connected directly or indirectly with any business or firm, if a substantial part of such business or the business of any such firm involves transactions in what is commonly known as the secondary market in residential mortgages; provided, however, that Employee shall not be deemed, directly or indirectly, to Compete with the Corporation solely by virtue of Employee’s employment with any corporation or firm involved in transactions in what is commonly known as the secondary market in residential mortgages so long as Employee herself does not participate in such corporation’s or firm’s involvement in such transactions.

     (e)     The need to protect the Corporation against Employee’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Employee’s talent and her importance to the Corporation. Accordingly, Employee agrees that, in addition to any other relief to which the Corporation may be entitled, the Corporation shall be entitled to seek and obtain injunctive relief (without the requirement of a bond) from a court of competent jurisdiction for the purpose of restraining Employee from any actual or threatened breach of the covenant contained in Paragraph 5(d) above. If for any reason a final decision of any court determines that the restrictions under Paragraph 5(d) above are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration, scope and geographic area identified in Paragraph 5(d) above as will render such restrictions valid and enforceable.

6.	Resignation as Board Member

     In the event Employee ceases to be employed by the Corporation and Employee is then a member of the Board, Employee hereby agrees that, unless otherwise requested by the Board, she shall submit her resignation as a member of the Board and of the Fannie Mae Foundation in writing on or before the date she ceases to be an officer of the Corporation. If Employee fails or neglects to submit such resignations in writing, this Paragraph 6 may be deemed by the Corporation to constitute Employee’s written resignation as a member of the Board and of the Fannie Mae Foundation effective on the same date that Employee ceases to be an officer of the Corporation.

B.    DISABILITY

7.	Disability

     (a)     In the event that, while employed under this Agreement or any successor agreement, Employee is prevented from performing her duties hereunder by reason of serious illness or disability, the Corporation may, on sixty (60) days’ prior written notice to Employee, terminate Employee’s employment. Upon the termination of Employee’s employment pursuant to this Paragraph 7(a), the Corporation shall, subject to Paragraphs 7(b) and (c) below, continue to pay Employee’s Basic Compensation at the rate in effect at the time of such termination until the later of (A) the expiration of the Employment Term or (B) one year following the date of such termination. Employee shall, subject to Paragraph 7(b) below, continue to participate in all Employee Welfare Benefit Plans maintained by the Corporation during the remainder of the Employment Term or until such later date as may be expressly provided under the terms of any such plan.

     (b)     Employee may, in her sole discretion, after the date she ceases to be employed by the Corporation pursuant to Paragraph 7(a) above, engage in regular employment (whether as the employee of another or as a self-employed person). Any income received from such employment, including self-employment, shall reduce, on a dollar-for-

dollar basis (but not below zero), the Corporation’s obligation to pay Employee’s Basic Compensation under Paragraph 7(a) above. Any employee benefits received by Employee in consideration of such employment shall relieve the Corporation of its obligation to provide comparable benefits hereunder to the extent of the benefits so received; provided, however, that Employee’s retirement benefits, if any, pursuant to Paragraph 3(a) above shall not be reduced on account of any such income or benefits resulting from such employment.

     (c)     If Employee becomes entitled to and receives disability benefits under any disability payment plan, including disability insurance, the amount of Employee’s Basic Compensation otherwise payable by the Corporation to Employee pursuant to Paragraph 7(a) above shall be reduced, on a dollar-for-dollar basis (but not below zero), by the amount of any such disability benefits received by her, but only to the extent such benefits are attributable to premium payments made by the Corporation.

C.      DEATH

8.	Death

     (a)     In the event Employee dies while employed under this Agreement or any successor agreement, the Corporation shall pay Employee’s designated beneficiary or, if none, Employee’s estate, in one cash payment an amount equal to 100% of Employee’s Basic Compensation at the rate in effect on the date of her death.

     (b)     At all times while employed under this Agreement or any successor agreement, Employee shall be covered at the Corporation’s expense under the Corporation’s Executive Insurance Plan by a whole life insurance policy in a face amount equal to 200% of Employee’s Basic Compensation. In order to eliminate the income tax burden on Employee by reason of the imputation of income as a result of such insurance coverage, the Corporation shall pay to Employee an amount equal to the income taxes imposed on such imputed income plus the income taxes imposed on such payment. In the event this Agreement or any successor agreement expires because of the failure of the Corporation to extend such agreement, Employee may, pursuant to the terms of the insurance policy through which such benefits are provided and the agreement between the Corporation and Employee entered into thereunder, acquire such insurance policy by paying the Corporation an amount equal to the sum of all premium payments made by the Corporation on such policy. In the event Employee completes sixteen (16) years of service with the Corporation pursuant to this Agreement or any successor agreement, such insurance policy shall automatically be transferred to Employee pursuant to the terms of such policy and the agreement between the Corporation and Employee entered into thereunder. In the event of any such transfer, in order to eliminate the income tax burden on Employee by reason of the income arising from such transfer, the Corporation shall pay to Employee an amount equal to the income taxes imposed on such income plus the income taxes imposed on such payment. Nothing contained herein shall reduce any benefit payable pursuant to Paragraph 3(a) above or under the terms of any other qualified or nonqualified pension, executive compensation or welfare plan of the Corporation.

D.      MISCELLANEOUS

9.	Assignment by Employee

     Except as otherwise expressly provided in this Agreement, the rights and benefits of Employee pursuant hereto are personal to her and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

10.	Funding Prohibitions

     All payments to be made under this Agreement shall be paid from the general funds of the Corporation or from the funds set aside or reserved for payment of the Corporation’s obligations under its employee benefit or executive compensation plans, if any. Employee shall have no right, title or interest in or to any investments which the Corporation may make to aid it in meeting its obligations under this Agreement. All such assets shall be the property solely of the Corporation and shall be subject to the claims of the Corporation’s unsecured general creditors. To the extent Employee or any other person acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the

Corporation and such person shall have only the unsecured contractual agreement of the Corporation that such payments shall be made.

11.	Disclosure of Information to the Corporation

     In the event Paragraph 4 or 7 above becomes applicable, Employee or, in the event of Employee’s incapacity or death, her personal representative shall make available to the Corporation on a confidential basis such records, documents and other information reasonably necessary to enable the Corporation to verify the amount of income available to offset the payments otherwise due Employee pursuant to Paragraph 4 or 7 above.

12.	Nondisclosure of Confidential Information

     Employee shall not, without the prior written consent of the Corporation, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Corporation, except (i) while employed by the Corporation, in the business of and for the benefit of the Corporation, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Corporation, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Employee to divulge, disclose or make accessible such information. For purposes of this Paragraph 12, “Confidential Information” shall mean nonpublic information concerning the Corporation’s financial data, strategic business plans, product development (or other proprietary product data), marketing plans and other nonpublic, proprietary and confidential information of the Corporation that is not otherwise available to the public. Confidential Information, however, shall not include information the disclosure of which cannot reasonably be expected to affect adversely the business of the Corporation to a material degree.

13.	Waiver

     The failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

14.	Notice

     Any notice required or desired to be given pursuant to this Agreement shall be sufficient if in writing transmitted by hand delivery or sent by prepaid courier or registered or certified mail, postage prepaid, to the addresses hereinafter set forth or to such other address as any party hereto may designate in writing and transmit in such manner. Any such notice shall be deemed given when delivered, if transmitted by hand delivery, 24 hours after deposit with a prepaid courier service or 72 hours after deposit in the United States mail, if sent by registered or certified mail.

15.	Applicable Law

     This Agreement shall be governed by the laws of the District of Columbia without regard to any otherwise applicable conflict of laws principles.

16.	Taxes

     The Corporation shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

17.	Benefit

     Except as is otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon Employee, her spouse, heirs, executors and administrators; provided, however, that the obligations of Employee hereunder shall not be delegated.

18.	Entire Agreement

     The parties hereto agree that this Agreement contains the entire understanding and agreement between them and cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by both parties.

19.	Interpretation

     Wherever reference is made herein to the “failure of the Corporation to extend this Agreement or any successor agreement,” such a failure shall be deemed to have occurred if and only if the Corporation either notifies Employee that it does not desire to extend this Agreement or any successor agreement or that it desires to do so only on terms in the aggregate materially less favorable to Employee than those contained herein. If the Corporation notifies Employee it desires to extend this Agreement or any successor agreement on terms that are in the aggregate substantially similar to or more favorable than those contained herein, any nonextension shall not be deemed to be a “failure of the Corporation to extend this Agreement or any successor agreement.”

20.	Severability

     It is the intent and understanding of each party hereto that, if any term, restriction, covenant, or promise is found to be invalid or otherwise unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but shall be deemed modified to the extent necessary to make it enforceable and, if it cannot be so modified, shall be deemed amended to delete therefrom such provision or portion found to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such finding is made.

     IN WITNESS WHEREOF, the Corporation has caused its name to be ascribed to this Agreement by its duly authorized representative and Employee has executed this Agreement, each as of the day and the year first above written.

Attest:	FANNIE MAE
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016

/s/ Ann Marie Wheelock	By:	/s/ James A. Johnson

Chairman of the Board of Directors

Witness:

/s/ Carol Banks	/s/ Jamie S. Gorelick

JAMIE S. GORELICK